Exhibit (c)(7)

 PRELIMINARY WORKING DRAFT – SUBJECT TO FURTHER REVIEW AND MODIFICATION  PRELIMINARY WORKING DRAFT – SUBJECT TO FURTHER REVIEW AND MODIFICATION  July 18, 2022  Project Riverlands Discussion Materials

PRELIMINARY WORKING DRAFT – SUBJECT TO FURTHER REVIEW AND MODIFICATION

CONFIDENTIAL

PBFX Premiums Analysis

On June 28, 2022, the PBFX Conflicts Committee received a proposal whereby each unaffiliated PBFX public unit would receive $7.82 in cash and 0.221 of a newly issued PBF Class A share

Implied Premiums Analysis

	A	B	C	D	E	F
	At Market		At Proposal (0.221x X-Ratio and $7.82/Unit Cash Consideration)			
	PBF Share Price	PBFX Unit Price	Value of Shares at 0.221x	Cash Consideration per Unit	Total Consideration	Implied Premium
Current Spot Price (7/15/22)	$27.49	$16.31	$6.08	$7.82	$13.90	(14.8%)
Current 30-Day VWAP (7/15/22)	$34.32	$15.51	$7.58	$7.82	$15.40	(0.7%)
6/27/22 30-Day VWAP (Offer Letter)[(1)]	$35.38	$15.64	$7.82	$7.82	$15.64	+0.0%
As of Unaffected Date 6/23/2022: 6/23/22 Closing Price	$30.81	$13.35	$6.81	$7.82	$14.63	+9.6%
10-Day VWAP	$36.28	$14.61	$8.02	$7.82	$15.84	+8.4%
20-Day VWAP	$36.89	$15.91	$8.15	$7.82	$15.97	+0.4%
30-Day VWAP	$35.34	$15.69	$7.81	$7.82	$15.63	(0.4%)
60-Day VWAP	$31.48	$15.45	$6.96	$7.82	$14.78	(4.4%)
90-Day VWAP	$27.64	$14.83	$6.11	$7.82	$13.93	(6.1%)
Year-to-Date VWAP	$25.12	$14.38	$5.55	$7.82	$13.37	(7.0%)
1-Year VWAP	$17.73	$13.54	$3.92	$7.82	$11.74	(13.3%)
2-Year VWAP	$13.14	$12.10	$2.90	$7.82	$10.72	(11.4%)
Memo: Calculation			***= A x 0.221***		***= C + D***	***= (E ÷ B) -1***

Unaffected date reflects the date one day prior to PBF Energy filing an amended Schedule 13D, on June 24, 2022, indicating that it had adopted resolutions authorizing its officers to communicate, discuss and negotiate terms of a potential transaction involving the acquisition by PBF of the publicly owned PBFX common units

Note: Market data as of July 15, 2022.
(1) PBF stated a June 27, 2022 30-day VWAP of $35.42 per share in their initial offer letter.
Source: FactSet, PBF proposal received June 28, 2022, company filings.

INTREPID

1

PRELIMINARY WORKING DRAFT – SUBJECT TO FURTHER REVIEW AND MODIFICATION  $15.63  $14.00  $15.50  $16.50  $17.00  PBFX Unit Price ($)  PBFX Proposal (Implied)(1)  Note: Market data as of July 15, 2022.  Reflects implied value of proposal per PBFX unit (.221 PBF shares + $7.82 cash) based on PBF closing price.  Reflects implied value of proposal per PBFX unit (.221 PBF shares + $7.82 cash) based on PBF 30-day VWAP. Source: FactSet.  PBFX Unaffected 30d VWAP  Proposal (Based on 30d VWAP)  PBFX: $16.31  +22%  $13.50  $13.35  $13.00  Proposal (Based on PBF Closing Price):  $13.90  $15.00  $14.63  $14.50  $16.00   PBFX Unaffected  30d VWAP: $15.69  Proposal (Based on PBF 30d VWAP): $15.40  (1%)  2  Implied Market Value of Initial Proposal Since Unaffected Date  (2)

 PRELIMINARY WORKING DRAFT – SUBJECT TO FURTHER REVIEW AND MODIFICATION  Initial Proposal @  Current PBF Unaffected   Spot Price 30-Day VWAP As of 7/15/22   Illustrative PBFX Price  $13.90 $15.69 $16.31  $17.00  $17.50  $18.00  $18.50  $19.00  Implied Premium to Current ($16.31)  (15%)  (4%)  --%  +4%  +7%  +10%  +13%  +16%  Implied Premium to Unaffected 30-Day VWAP ($15.69)  (11%)  --%  +4%  +8%  +12%  +15%  +18%  +21%  Implied Premium to Unaffected Closing Price ($13.35)  +4%  +18%  +22%  +27%  +31%  +35%  +39%  +42%  Implied 2022E DPU Yield  8.6%  7.6%  7.4%  7.1%  6.9%  6.7%  6.5%  6.3%  50% Equity / 50% Cash  $7.82 Cash Consideration  Peer Range(1)  11.0% - 8.5%  Implied 2022E DCF Yield  18.8%  16.7%  16.0%  15.4%  14.9%  14.5%  14.1%  13.8%  25.0% - 15.0%  Implied TEV / 2022E EBITDA  6.4x  6.9x  7.1x  7.3x  7.5x  7.6x  7.8x  7.9x  7.0x - 8.5x  Cash  $7.85  $8.16  $8.50  $8.75  $9.00  $9.25  $9.50  Equity  7.85  8.16  8.50  8.75  9.00  9.25  9.50  Total Consideration  $15.69  $16.31  $17.00  $17.50  $18.00  $18.50  $19.00  Implied PBF Exchange Ratio Based On:  PBF 30-Day VWAP ($34.32)  0.229x  0.238x  0.248x  0.255x  0.262x  0.270x  0.277x  Memo: Implied Value Based on PBF Closing Price ($27.49)  $14.13  $14.69  $15.31  $15.76  $16.21  $16.66  $17.11  PBF Closing Price ($27.49)  0.285x  0.297x  0.309x  0.318x  0.327x  0.336x  0.346x  Memo: Implied Value Based on PBF 30d VWAP ($34.32)  $17.64  $18.34  $19.11  $19.67  $20.24  $20.80  $21.36  Cash  $7.82  $7.82  $7.82  $7.82  $7.82  $7.82  $7.82  Equity  7.87  8.49  9.18  9.68  10.18  10.68  11.18  Total Consideration  $15.69  $16.31  $17.00  $17.50  $18.00  $18.50  $19.00  Implied PBF Exchange Ratio Based On:  PBF 30-Day VWAP ($34.32)  0.229x  0.247x  0.267x  0.282x  0.297x  0.311x  0.326x  Memo: Implied Value Based on PBF Closing Price ($27.49)  $14.13  $14.62  $15.17  $15.57  $15.97  $16.37  $16.78  PBF Closing Price ($27.49)  0.286x  0.309x  0.334x  0.352x  0.370x  0.389x  0.407x  Memo: Implied Value Based on PBF 30d VWAP ($34.32)  $17.65  $18.42  $19.28  $19.90  $20.53  $21.15  $21.78  PBFX Transaction Analysis at Various Prices  3  Note: Market data as of July 15, 2022.  (1) Reflects range of metrics used in PBFX Comparable Companies preliminary valuation analysis. Source: Company disclosure, FactSet, Management projections.

 PRELIMINARY WORKING DRAFT – SUBJECT TO FURTHER REVIEW AND MODIFICATION  Unaffected Unit Price  Select Peer and Index Performance   Through 7/15/22   Prem. to Unaffected PBFX Unit Price  13.0%  18.1%  23.3%  +5.5%  $14.09  $15.50  $16.20  $16.91  Prem. to Unaffected PBFX Unit Price  16.1%  21.4%  26.6%  +3.5%  $13.82  $15.20  $15.89  $16.58  Prem. to Unaffected PBFX Unit Price  13.9%  19.0%  24.2%  Implied Market  Adj. PBFX Market-adjusted PBFX Unit Price at Illustrative Premiums    (6/23/22) Benchmark Trading Perf. Unit Price 10% 15% 20%   AMNA Index +2.7% $13.71 $15.08 $15.77 $16.45  $13.35  Median of LT&S Peers(1)  Median of Small Cap MLP Peers(2)  4  Illustrative PBFX Unit Price Based on Peer Performance  Note: Market data as of July 15, 2022.  Includes DKL, HEP, MMP, NS, PAA.  Includes CAPL, GEL, GLP, MMLP, USDP.  Source: FactSet.

 PRELIMINARY WORKING DRAFT – SUBJECT TO FURTHER REVIEW AND MODIFICATION  Disclaimer  These materials have been prepared by Intrepid Partners, LLC (“Intrepid”) for the Conflicts Committee (the “Committee”) of the Board of Directors of PBF Logistics GP LLC, the general partner of PBF Logistics LP (“PBFX”) to whom such materials are directly addressed and delivered. These materials are confidential and may not be used or relied upon by any other person or for any purpose other than as specifically contemplated by a written agreement with Intrepid. These materials have been developed by and are proprietary to Intrepid and were prepared exclusively for the benefit and internal use of the Committee in connection with evaluating the Transaction with PBFX and PBF Energy Inc. (“PBF”).  These materials are based upon information provided by or on behalf of the management of PBF and PBFX, from public sources, or otherwise reviewed by Intrepid. Intrepid has relied upon and assumes no responsibility for independent investigation or verification of such information and has relied upon such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future performance prepared by or reviewed with management of PBF or PBFX and/or other potential transaction participants or obtained from public sources, Intrepid has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of PBF, PBFX or such other potential transaction participants (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). Actual results may differ materially from such estimates and forecasts. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information, and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past, the present or the future. The materials and related commentary are not intended to provide the only basis for evaluating, and should not be considered a recommendation with respect to, the consideration paid, the proposed transaction or any transaction or other matter. These materials are also subject to the qualifications and limitations described in any accompanying written opinion letter.  These materials were compiled on a confidential basis solely for use by the Committee and may not be relied on by any other party (including stakeholders in either entity), even if such parties are provided a copy of these materials. These materials were prepared without a view to public disclosure or filing thereof under state or federal laws, and may not be redistributed, reproduced, distributed, passed to others, transmitted, quoted or referred to, in whole or in part, without the prior written permission of Intrepid in accordance with the terms of our engagement letter with the Committee. These materials speak only as of the date on the cover and Intrepid assumes no obligation to update these materials or inform any recipient of changed circumstances, events or information. These materials were prepared for a specific use by specific persons and were not prepared to conform with any disclosure standards under securities laws or otherwise.  In the ordinary course of its business, each of Intrepid and its affiliates may actively trade or hold the securities of PBF, PBFX or other parties involved in a proposed transaction for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Intrepid will receive a fee in connection with delivery of an opinion relating to the proposed transaction.  These materials do not constitute, nor do they form part of, an offer or solicitation to sell or purchase any securities or instruments and are not a commitment by Intrepid or any of its affiliates to provide, arrange or underwrite any financing for any transaction or to purchase any security in connection therewith. These materials may not reflect information known to other professionals in other business areas of Intrepid and its affiliates.  Intrepid and its affiliates do not provide legal, regulatory, accounting, bankruptcy, securities or tax advice. Any statements contained herein as to tax matters were neither written nor intended by Intrepid or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, regulatory accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described herein.